Exhibit 1.7

PROVISIONS OF THE REMUNERATION COMMITTEE OF OAO TATNEFT

[TRANSLATION FROM RUSSIAN]

APPROVED

by decision of the

Board of Directors

of OAO Tatneft, dated                  , 2004

REGULATION

ON THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF OAO TATNEFT

1. General Provisions

1.1 This Regulation on the Human Resources and Compensation Committee of OAO Tatneft (hereinafter referred to as the “Regulation”) is a basic document regulating the activities of the Human Resources and Compensation Committee (hereinafter referred to within the context of this document as the “Committee”) and defining matters pertaining to its competence, membership structure, establishment procedure and activities, as well as rights and obligations of its members.

1.2 The Committee is a body of the Board of Directors established for preliminary consideration of matters referred by the Charter of OAO Tatneft and the Regulation on the Board of Directors to the competence of the Board of Directors. The Committee is the body of OAO Tatneft (hereinafter referred to as the “Company”), its decisions are of advisory nature and are subject to consideration and approval by the Board of Directors.

1.3 The activities of the Committee shall be governed by the current legislation of the Russian Federation, the Company’s Charter, Corporate Governance Code, Regulation on the Board of Directors and this Regulation.

2. Aims and Objectives of the Committee

2.1 The main purpose of establishment of the Committee is to improve the quality of work of the Board of Directors through preliminary consideration and preparation of proposals on matters within its competence.

2.2 The Committee’s main objective is to create conditions for engaging skilled experts to take part in management of the Company’s affairs and to create necessary incentives for their efficient work.

3. Competence of the Committee

3.1 The competence of the Committee shall cover the following:

•	development of methodology for evaluating the work of the Board of Directors as a whole, committees of the Board of Directors, Chairman of the Board of Directors, and individual work of members of the Board of Directors in order to establish principles and criteria for determining the amount of their compensation;

•	development of methodology for evaluating the work of members of the Executive Board and heads of structural divisions of the Company in order to establish principles and criteria for determining the amount of their compensation;

•	assessment of performance of the Board of Directors as a whole, committees of the Board of Directors, Chairman of the Board of Directors, and individual performance of members of the Board of Directors, as well as submission of the results of such assessment to the Board of Directors for discussion;

•	assessment of work of members of the Executive Board and heads of structural divisions of the Company and submission of the results of such assessment to the Board of Directors for discussion;

•	preparation of recommendations on the amount of basic and additional compensation of members of the Board of Directors;

•	preparation of recommendations on payment of compensation to members of the Executive Board and heads of structural divisions of the Company;

•	establishment of criteria for selecting candidates for the Executive Board and for the heads of the Company’s structural divisions;

•	preparation of proposals on the main terms of agreements with members of the Board of Directors, General Director and members of the Executive Board;

•	continuous monitoring of legislation and most recent standards in the sphere of personnel management, preparation of proposals on amendments to the Company’s internal documents on matters that fall within the competence of the Committee and their submission to the Board of Directors;

•	preparation of recommendations on the Company’s personnel policy, including the Company’s incentive system, and their submission to the Board of Directors.

4. Membership Structure, Establishment and Operation of the Committee

4.1 The membership structure of the Committee shall be determined by decision of the Board of Directors and shall consist of five members.

4.2 Members of the Committee may include independent members of the Board of Directors or members of the Board of Directors who are not executive directors of the Company.

An independent member of the Board of Directors shall comply with the following requirements:

- must be a person who is not (and has not been for three years immediately preceding his election) an official or employee of the Company or the Company’s management organization;

- must be a person who is not an official of another company in which any of the Company’s officials serves as a member of the human resources and compensation committee of its board of directors;

- may not be a spouse, parent, child, brother and sister of the Company’s officials;

- may not be an affiliate of the Company and the Company’s affiliates;

- may not be a party to an agreement containing obligations to the Company under which he may acquire property (receive funds) whose value constitutes 10 or more per cent of the total annual income of the aforementioned persons, provided that he may receive remuneration for participation in activities of the Company’s Board of Directors;

- may not be a representative of the state.

4.3 Members of the Committee shall be appointed by the Board of Directors. When appointing members of the Committee, their education, professional skills, experience of work within the Committee’s line of business and other special skills necessary for the performance of his professional duties as a member of the Committee shall be taken into account.

4.4 Work of the Committee shall be organized by its chairman who is elected by the Board of Directors of the Company.

A candidate for the Chairman of the Committee shall meet the following requirements:

- must be an independent member of the Board of Directors;

- may not be the Chairman of the Board of Directors;

- may be a member of other committees of the Board of Directors but may not be a chairman of any other committee.

4.5 The Chairman of the Committee shall call meetings of the Committee, preside over such meetings, arrange for keeping the minutes of the meetings, and submit reports on the Committee’s activities to the Board of Directors.

4.6 When necessary, meetings of the Committee may be attended by the General Director of the Company, members of the Board of Directors, members of the Executive Board, members of the Audit Commission, the Company’s external auditor and other officials and employees of the Company.

4.7 Powers of members of the Committee shall cease from the date of election of new members of the Board of Directors.

Powers of any member (all members) of the Committee may be terminated on an early manner by decision of the Board of Directors. The Board of Directors may change the membership structure of the Committee at any time.

4.8 Members of the Committee may resign from office by sending a resignation notice to the Chairman of the Committee with simultaneous notification of the Chairman of the Board of Directors.

4.9 If the number of members of the Committee becomes less than the established number, the Board of Directors shall elect additional members of the Committee in order to form the necessary number.

4.10 The Secretary of the Committee who is elected from among the Company’s employees shall be responsible for preparation of meetings of the Committee.

The Secretary shall be responsible for providing organizational and information support to the Committee and shall be in charge of the Committee’s day-to-day cooperation with the Board of Directors of the Company and the Company’s officials.

4.11 Based on the results of the Committee’s meetings, the Committee shall prepare recommendations for submission to the Board of Directors. Recommendations shall be signed by the Chairman of the Committee. Each recommendation may be accompanied by materials discussed at the Committee’s meeting. Chairman of the Committee shall be responsible for complete and timely submission of recommendations to members of the Board of Directors.

5. Rights and Obligations of Members of the Committee

5.1 Members of the Committee shall have the right:

- to take part in meetings of the Committee and to attend meetings of the Board of Directors during the discussion of issues specified in Article 3.1 hereof;

- to request information and documents relating to matters within the competence of the Committee from the Board of Directors, the Executive Board, the General Director, the Audit Commission and the Company’s external auditor in accordance with the procedure established by the Company;

- to give explanations and comments on issues considered by the Committee;

- to propose issues for the agenda of the Committee’s meetings.

5.2 When necessary and in coordination with the Board of Directors, a member (members) of the Committee may be provided with professional training or expert advice.

5.3 A member of the Committee shall refrain from any actions which may entail (or potentially entail) any conflict between his personal interests and the interests of the Company, and in the event of such conflict, he may not disclose information thereof to the Committee and the Board of Directors of the Company.

5.4 A member of the Committee shall refrain from voting on issues in which he has a personal interest.

In this case, such member shall immediately disclose to the Committee through its Chairman or Secretary the fact of such interest and grounds therefor.

5.5 Members of the Committee may not have a personal interest in engaging any expert (organization) for the provision of legal and consulting services on matters that fall within the competence of the Committee.

5.6 When performing their duties, members of the Committee shall take into account the interests of other groups – employees, the Company’s counterparties, state and municipal entities on the territory of which the Company or its separate structural divisions are located.

6. Financial Support of the Committee’s Activities

6.1 Expenses associated with implementation of the Committee’s activities, as well as with preparation and conduct of meetings of the Committee, shall be incurred by the Company in accordance with the cost estimate approved by the Board of Directors and shall be included in the Company’s budget.

6.2 Members of the Committee and experts engaged thereby shall receive compensation for costs incurred in connection with participation in a meeting of the Committee on the basis of the rates established by the Company for compensation of traveling expenses and existing at the time of the meeting.

6.3 Members of the Committee shall be paid remuneration the amount and terms of payment of which are established by the Regulation on Remuneration Payable to Members of the Board of Directors and Members of Committees of the Board of Directors.

7. Final Statements

7.1 Amendments and additions to this Regulation shall be made by decision of the Board of Directors.

7.2 If any amendments are made to Russian laws or statutory acts or the Company’s Charter and such amendments are in conflict with certain articles of this Regulation, such articles shall be deemed invalid and this Regulation shall be applied to the extent which is not in conflict with such laws or statutory acts.

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